                                                                    EXHIBIT 12.1

                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                        Nine Months Ended
                                                                                                         February 28 and
                                                                   Year Ended May 31,                      February 29,
                                         ----------------------------------------------------------  -----------------------
                                             1995        1996        1997       1998        1999        1999       2000
                                         ----------   ---------- ----------  ----------  ----------  ----------  -----------
                                                                  (In thousands, except ratios)
Earnings:
   Income before income taxes .........  $  693,564  $  702,094  $  425,865  $  899,518  $1,061,064  $  689,021  $  732,806
   Add back:
     Interest expense, net of
       capitalized interest ...........     130,923     109,249     110,080     135,696     110,590      85,713      89,214
     Amortization of debt
       issuance costs .................       2,493       1,628       1,328       1,481       9,249       8,987         958
     Portion of rent expense
       representative of
       interest factor ................     333,971     393,775     439,729     508,325     570,789     430,023     464,365
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------

   Earnings as adjusted ...............  $1,160,951  $1,206,746  $  977,002  $1,545,020  $1,751,692  $1,213,744  $1,287,343
                                         ==========  ==========  ==========  ==========  ==========  ==========  ==========

Fixed Charges:
   Interest expense, net of
     capitalized interest .............  $  130,923  $  109,249  $  110,080  $  135,696  $  110,590  $   85,713  $   89,214
   Capitalized interest ...............      27,381      44,654      45,717      33,009      38,880      29,777      25,653
   Amortization of debt
     issuance costs ...................       2,493       1,628       1,328       1,481       9,249       8,987         958
   Portion of rent expense
     representative of
     interest factor ..................     333,971     393,775     439,729     508,325     570,789     430,023     464,365
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                         $  494,768  $  549,306  $  596,854  $  678,511  $  729,508  $  554,500  $  580,190
                                         ==========  ==========  ==========  ==========  ==========  ==========  ==========

   Ratio of Earnings to Fixed Charges .         2.3         2.2         1.6         2.3         2.4         2.2         2.2
                                         ==========  ==========  ==========  ==========  ==========  ==========  ==========
